Exhibit 10.6

TERMINATION OF

BOARD OF DIRECTORS AGREEMENT

This Termination of Board of Directors Agreement (this “Termination Agreement”) is entered into as of October 1, 2026, by and between La Rosa Holdings Corp., a Nevada corporation (the “Company”), and Nicholas Adler (“Director” or “Adler”).

RECITALS

WHEREAS, the Company and the Director entered into that certain Board of Directors Agreement dated December 29, 2025 (the “Agreement”), pursuant to which the Director agreed to serve on the Company’s Board of Directors (the “Board”) and on certain committees thereof as an independent director; and

WHEREAS, the Director has been appointed to serve as the Company’s Chief Executive Officer and interim Chief Financial Officer; and

WHEREAS, as a result of the Director’s appointment to the positions of Chief Executive Officer and interim Chief Financial Officer, the Director is no longer considered an independent director of the Company within the meaning of applicable Nasdaq listing rules, SEC regulations, and the Company’s corporate governance procedures; and

WHEREAS, due to the Director’s loss of independent status, the Director is no longer eligible to serve on any standing committees of the Board that require independent director membership; and

WHEREAS, the parties wish to terminate the Agreement and memorialize the Director’s continuing role as Chairman and member of the Board.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Agreement. The Board of Directors Agreement dated December 29, 2025 between the Company and the Director is hereby terminated in its entirety, effective as of the date of this Termination Agreement, and shall have no further force or effect, except as set forth in Section 4 below.

2. Continued Board Membership. Notwithstanding the termination of the Agreement, the Director shall continue to serve as Chairman of the Board and as a member of the Board, subject to the Company’s Articles of Incorporation, Bylaws, and applicable law.

3. Committee Service. The Director acknowledges that, as a result of his appointment as Chief Executive Officer and interim Chief Financial Officer, he is no longer independent under applicable Nasdaq listing rules and SEC regulations and is therefore ineligible to serve on any committees of the Board requiring independent director membership, including the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Director hereby resigns from all such committees effective as of the date hereof.

4. Surviving Obligations. Section XIV (Survival of Obligations) of the Agreement shall survive this termination. Accordingly, (a) the Director’s obligations under the Director Proprietary Information Agreement (Exhibit A to the Agreement) shall remain in full force and effect; (b) the Company’s indemnification and insurance obligations under the Indemnification Agreement (Exhibit B to the Agreement) shall remain in full force and effect; and (c) any accrued and unpaid fees and expenses owed to the Director through the date of termination shall be paid in accordance with the terms of the Agreement.

5. Compensation. As of the effective date of this Termination Agreement, the Company shall have no further obligation to pay the Director the Base Fee or Chair Fee under Section IV of the Agreement, as the Director will be compensated in his capacity as Chief Executive Officer and interim Chief Financial Officer pursuant to separate arrangements.

6. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

7. Counterparts. This Termination Agreement may be executed in counterparts, each of which shall constitute an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first written above.

LA ROSA HOLDINGS CORP.

By:	/s/ Deana La Rosa
Name:	Deana La Rosa
Title:	Chief Operating Officer

DIRECTOR:

/s/ Nicholas Adler
Name:	Nicholas Adler